Exhibit 10.1

FISCAL 2022 SECOND HALF BONUS PLAN

For the 6-month period ending June 30, 2022, each executive officer is eligible to receive cash incentive compensation pursuant to the second half fiscal 2022 Executive Officer Bonus Plan (the “Second Half Bonus Plan”), based on the Company’s achievement of revenue and Adjusted EBITDA financial goals for such period. In addition, Adjusted EBITDA may be further adjusted by the Human Resources and Compensation Committee (the “Committee”) to include or exclude the events set forth in Section 7(b) of the Company’s Amended and Restated 2017 Equity Incentive Plan and other unforeseen expenses. In light of continuing uncertainties relating to the ongoing COVID-19 pandemic and its impact on both the U.S. and global healthcare system and on the Company’s business, the Committee and the Board of Directors approved quarterly goals for the three months ended March 31, 2022 and the three months ending June 30, 2022. Target bonus amounts are weighted 75% for the revenue goals and 25% for the Adjusted EBITDA goals. Target bonus levels as a percentage of base salary are 57.5% for the Chief Executive Officer, 50% for the Chief Operating Officer and Chief Financial Officer, 37.5% for the General Counsel, and 30% for the other executive officers. Depending upon the Company’s performance against the goals, participants are eligible to earn up to 200% of each of the Adjusted EBITDA and revenue portions of their target bonus amount. The Second Half Bonus Plan goals are the same for all of the executive officers. No duplicate payments will be made between the Second Half Bonus Plan and the original full year cash bonus plan previously approved by the Committee and the Board.